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                                                                    EXHIBIT 11.1

                                CONSILIUM, INC.
              STATEMENT RE COMPUTATIONS OF INCOME/LOSS PER SHARE
               (Amounts in thousands, except per share amounts)


                                                      Years ended October 31,
                                                  1995     1994      1993
                                                ---------- --------  -------
                                                (Restated)


Net income/(loss)                                 $141    ($6,248)  ($5,283)
                                                 ======== ========  =========
Weighted average number of shares
  outstanding                                    7,567      7,362     7,025

Weighted average number of shares
  computed using the treasury
  stock method (1)                                 345         --        --
                                                 -------- --------  ---------

Weighted average number of shares
  outstanding, as adjusted                       7,912      7,362     7,025
                                                 ======== ========  =========

Income/(loss) per share                          $0.02     ($0.85)   ($0.75)
                                                 ======== ========  =========


(1) Stock options have not been included in the calculation of loss per share as there effect would be anti-dilutive.

Note: There is not material difference in the calculation of primary and fully diluted income (loss) per share.

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